                                                                                   Exhibit 99.1

                                                  PRESS RELEASE

                                                     Contact: John B. Simmons
                                                     Chief Financial Officer
                                                     713-751-2715

FOR IMMEDIATE RELEASE

Stewart & Stevenson names Steve Fulgham as Chief Executive Officer

Houston, January 31, 2011 – Stewart & Stevenson LLC announced today the appointment of Steve Fulgham as its new Chief Executive Officer and a member of its Board of Directors. Mr. Fulgham, aged 50, has a background of 27 years of service with Schlumberger in a variety of management positions in the United States and abroad. In his latest position, he served as President of Schlumberger North America Land, headquartered in Houston, Texas. Prior to that, he held management positions in the Middle East, Asia, Africa, and Europe.

“Stewart & Stevenson, with a history of over 100 years, is extraordinarily positioned for future growth,” Mr. Fulgham said. “The Company’s history has allowed it to develop best in class products and establish strong customer relationships utilizing enormously talented employees and a strong distribution network. I am excited to have the opportunity and privilege to play a key role in unleashing the full potential of Stewart & Stevenson in the global markets.”

“We’re delighted to have a professional of Steve’s caliber in a leadership position at our Company,” said Hushang Ansary, Chairman of Stewart & Stevenson. “His global experience and knowledge of the industries that we serve will go a long way in accelerating the pace of the Company’s growth at home and overseas.”

The Company also announced that Robert Hargrave, its current Chief Executive Officer, has been elected as Vice Chairman and will lead the Company’s efforts in OEM relations and in the expansion of its distribution operations.

Stewart & Stevenson, based in Houston, designs, manufactures and distributes specialized equipment for the oil and gas and other industries.

TELEPHONE: (713) 751-2700    FAX: (713) 751-2701